UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   May 2, 2008

InfoLogix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33521	20-1983837
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 E. County Line Road, Hatboro, Pennsylvania	19040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (215) 604-0691

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

                On May 2, 2008, InfoLogix, Inc. (the “Company”), through its wholly-owned subsidiary, InfoLogix Systems Corporation (“InfoLogix Systems”), acquired substantially all of the assets of Delta Health Systems, Inc. (“Delta”) pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”) entered into by and among the Company, InfoLogix Systems, Delta and the stockholders of Delta.  The assets acquired relate to Delta’s business of providing strategic cost management consulting services and web-based management data collection to the healthcare industry, and include all of Delta’s cash and cash equivalents, accounts receivable, the rights to existing relationships with customers, vendors and partners, certain tangible personal property and certain intangible rights and property, including intellectual property (collectively, the “Acquired Assets”).  The Asset Purchase Agreement contains customary representations and warranties on behalf of the Company, InfoLogix Systems, Delta and the stockholders of Delta.  The consideration payable for the Acquired Assets at closing was $1.5 million in cash.

                In connection with the Asset Purchase Agreement, InfoLogix Systems and Delta entered into an Earn Out Agreement dated as of May 2, 2008 whereby Delta may earn up to $1.0 million in additional consideration.  Under the Earn Out Agreement, Delta may earn up to $500,000 in each of the two years (each year, an “Earn Out Period”) after the closing of the Asset Purchase Agreement upon the achievement of certain financial milestones described in the Earn Out Agreement.  At the end of the two year period, if Delta has not already earned the $1.0 million of additional consideration in respect of the two Earn Out Periods, Delta may earn an amount equal to the $1.0 million of additional consideration less any amounts paid in respect of the two Earn Out Periods upon the achievement of certain cumulative financial milestones.

                The descriptions of the Asset Purchase Agreement and Earn Out Agreement do not purport to be complete and are qualified by reference to the agreements, which are attached to this report as Exhibit 2.1 and Exhibit 10.1, respectively.

                In connection with the Asset Purchase Agreement, InfoLogix Systems also entered into a two-year employment agreement with Michael Talerico.  Under this employment agreement, Mr. Talerico will be appointed to the position of Vice President, Operations—Delta Health Consulting, is entitled to receive an annual base salary of $225,000, is eligible to receive incentive compensation and is entitled to certain other benefits.  In connection with the Asset Purchase Agreement, InfoLogix Systems also entered into a two-year employment agreement with Michael Talerico II.  Under this employment agreement, Mr. Talerico will be appointed to the position of Vice President, Business Development—Delta Health Consulting, is entitled to receive an annual base salary of $200,000, is eligible to receive incentive compensation and is entitled to certain other benefits.  Both employment agreements contain non-competition, non-solicitation, confidentiality and assignment of inventions provisions.

                In connection with the Asset Purchase Agreement, InfoLogix Systems also entered into a three-month consulting agreement with Hal Young & Associates, LLC (the “LLC”).  Under this consulting agreement, the LLC is to provide certain consulting services in connection with the Delta acquisition for a monthly fee of $27,365.  The consulting agreement contains non-competition, non-solicitation, confidentiality and assignment of inventions provisions.

                On May 5, 2008, the Company issued a press release announcing the transaction, a copy of which is attached to this report as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits

2.1	Asset Purchase Agreement by and among InfoLogix, Inc., InfoLogix Systems Corporation, Delta Health Systems, Inc. and the stockholders of Delta Health Systems, Inc. dated as of May 2, 2008.*

10.1	Earn Out Agreement by and between InfoLogix Systems Corporation and Delta Health Systems, Inc. dated as of May 2, 2008.

99.1	Press release dated May 5, 2008.

*	Pursuant to Item 601(b)(2) schedules and attachments have been omitted but will be provided to the Commission upon request.

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOLOGIX, INC.

Date: May 8, 2008	By:	/s/ John A. Roberts
John A. Roberts
Chief Financial Officer

Exhibit Index

2.1	Asset Purchase Agreement by and among InfoLogix, Inc., InfoLogix Systems Corporation, Delta Health Systems, Inc. and the stockholders of Delta Health Systems, Inc. dated as of May 2, 2008.*

10.1	Earn Out Agreement by and between InfoLogix Systems Corporation and Delta Health Systems, Inc. dated as of May 2, 2008.

99.1	Press release dated May 5, 2008.

*	Pursuant to Item 601(b)(2) schedules and attachments have been omitted but will be provided to the Commission upon request.